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                                         NEW ENGLAND POWER COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)
                                                  Years Ended December 31,
                                ------------------------------------------------------------
                                     1994       1993*       1992*       1991*      1990*
                                     ----       ----        ----        ----       ----
                                                       (In Thousands)

Net Income                        $149,373   $141,468    $134,151    $134,747  $222,219
----------
Less undistributed income of
  nuclear power companies                6        544         320        (240)     (133)
                                  --------   --------    --------    --------  --------
                                   149,367    140,924     133,831     134,987   222,352

Add income taxes and fixed charges
----------------------------------
  Current federal income taxes      61,350     62,454      64,417      62,182    50,543
  Deferred federal income taxes     20,501     17,745       4,741      11,134    38,367
  Investment tax credits - net      (3,577)    (2,606)     (1,328)     (7,732)  (26,026)
  State income taxes                17,328     17,242      14,596      15,526    21,867
  Interest on long-term debt        38,711     45,837      59,382      67,426    67,385
  Interest on short-term debt
   and other interest                1,956      5,427       2,071       2,490     6,900
  Estimated interest component of
   rentals                           3,635      3,851       4,121       4,115     1,447
                                  --------   --------    --------    --------  --------
Net earnings available
  for fixed charges               $289,271   $290,874    $281,831    $290,128  $382,835
                                  ========   ========    ========    ========  ========

Fixed charges:
  Interest on long-term debt      $ 38,711   $ 45,837    $ 59,382    $ 67,426  $ 67,385
  Interest on short-term debt
   and other interest                1,956      5,427       2,071       2,490     6,900
  Estimated interest component
   of rentals                        3,635      3,851       4,121       4,115     1,447
                                  --------   --------    --------    --------  --------

   Total fixed charges            $ 44,302   $ 55,115    $ 65,574    $ 74,031  $ 75,732
                                  ========   ========    ========    ========  ========

Ratio of earnings to fixed charges    6.53       5.28        4.30        3.92      5.06
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* The ratio of earnings to fixed charges for 1993 to 1990 have been restated to reflect the estimated interest component of rentals.
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